UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒                Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SABINE ROYALTY TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Simmons Bank Trust Department

2911 Turtle Creek Blvd. Suite 850

Dallas TX 75219

972-919-1360

simmonsbank.com

April 6, 2022

Dear Unitholder:

The Special Meeting of Sabine Royalty Trust scheduled for April 4, 2022, has been adjourned, due to lack of a requisite quorum until Monday, May 2, 2022 at 11:00 a.m., Central time, at 2911 Turtle Creek Blvd., Dallas, Texas 75219. This deadline is fast approaching and I am writing to remind you that it is extremely important for you to vote on the matters described in the proxy materials that were mailed to you on or about February 11, 2022.

We strongly encourage you to vote your units today. If sufficient units are not voted to achieve a quorum, we will not be able to hold the Special Meeting, so your vote is important no matter how many units you hold. Your response is encouraged to avoid additional time and expense for the Trust.

Simmons Bank, the Trustee, recommends that you vote “FOR” the proposals outlined in the proxy material.

To avoid delays, you are encouraged to vote your units by following the instructions on the enclosed proxy form. More detailed information about the proposals was included in the proxy statement that was mailed to you on or about February 11, 2022. The proxy statement is available at the SEC’s website at https://www.sec.gov/Archives/edgar/data/710752/000119312522031730/d295058ddef14a.htm.

If you have any questions, need assistance, or need copies of the proxy statement, please contact our proxy solicitor, D.F. King & Co. Inc.at (800)-848-3402 (toll-free).

Regardless of the number of units you own, it is important that you cast your vote and make your voice heard on the important matters regarding the Trust. If you have already submitted your vote, please accept our thanks and disregard this letter. We thank you for your investment in and support of the Trust.

Sincerely,

SIMMONS BANK, TRUSTEE